Exhibit 99.1

F O R   I M M E D I A T E   R E L E A S E

December 18, 2013 For more information contact: Scott Estes (419) 247-2800 Jay Morgan (419) 247-2800

TIMOTHY J. NAUGHTON JOINS HEALTH CARE REIT, INC.

BOARD OF DIRECTORS

Toledo, Ohio, December 18, 2013..... Health Care REIT, Inc. (NYSE:HCN) announced today that Timothy J. Naughton, Chairman, Chief Executive Officer (“CEO”) and President of AvalonBay Communities, Inc. (NYSE:AVB), has been named to its board of directors.

“We enthusiastically welcome Tim Naughton to Health Care REIT’s board of directors,” commented George L. Chapman, Chairman and CEO of Health Care REIT, Inc. “Tim is a well-known, highly-regarded leader in the REIT and multi-family housing industries. As the current CEO of a leading, publicly-traded REIT, Tim will bring unique, strategic insight gleaned from being the leader of one of the most progressive, well-managed companies in a comparable real estate sector.”

Mr. Naughton has over 20 years of experience in the REIT and commercial real estate sectors. AvalonBay Communities, Inc. is a real estate investment trust with $22 billion in enterprise value focused on developing, redeveloping, acquiring and managing high-quality apartment communities in high barrier-to-entry markets of the United States.

Prior to being named CEO of AvalonBay in January 2012, Mr. Naughton served as President for seven years, where he was responsible for the performance and coordination of various activities, including development, redevelopment, construction, acquisitions, dispositions, asset management and property operations. Prior to becoming President, Mr. Naughton served AvalonBay in a variety of capacities, including Chief Operating Officer, Chief Investment Officer and Regional Vice President of Development and Acquisitions. Mr. Naughton has been with AvalonBay or its predecessors since 1989.

Mr. Naughton received his Master’s Degree in Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics from the University of Virginia in 1983, where he graduated with High Distinction and was elected to Phi Beta Kappa. Mr. Naughton is a member of the National Association of Real Estate Investment Trusts (NAREIT), where he serves on the Executive Committee; the Real Estate Round Table; the National Multi-Housing Council, where he serves on the Executive Committee; and the Multifamily Product Council of the Urban Land Institute.

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of September 30, 2013, the company’s broadly diversified portfolio consisted of 1,197 properties in 46 states, the United Kingdom, and Canada.

About AvalonBay Communities, Inc. As of September 30, 2013, the company owned or held a direct or indirect ownership interest in 276 apartment communities containing 82,584 apartment homes in 12 states and the District of Columbia, of which 29 communities were under construction and five communities were under reconstruction. The company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.